EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-02819) pertaining to the 1994 Management Stock Option Plan of EMCOR Group, Inc. and the 1995 Non-Employee Directors' Non-Qualified Stock Option Plan of EMCOR Group, Inc. and the Registration Statement (Form S-8 No. 333-75449) pertaining to the 1997 Non-Employee Directors' Non-Qualified Stock Option Plan of EMCOR Group, Inc. and the 1997 Stock Plan for Directors of EMCOR Group, Inc. of our report dated February 21, 2003, with respect to the consolidated financial statements and schedule of EMCOR Group, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2002.




Stamford, Connecticut                                      /S/ ERNST & YOUNG LLP
February 21, 2003